Exhibit 99.1

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Michael Mason (Investors)	Robert S. Tocci, EVP & CFO
	michaelm@allencaron.com	btocci@wfscorp.com
	(212) 691-8087	(305) 428-8000
or
Len Hall (Media)
len@allencaron.com
(949) 474-4300

WORLD FUEL SERVICES CORPORATION REPORTS

RECORD QUARTERLY EARNINGS

MIAMI (May 10, 2006) … World Fuel Services Corporation (NYSE:INT), a global leader in the marketing and sale of marine, aviation and land fuel products and related services, today reported that net income for the first quarter ended March 31, 2006 was $15.0 million, or $0.52 per diluted share, compared to $7.4 million, or $0.31 per diluted share, for the same quarter in the prior year.

“We are very pleased with our record results, which represent a good start to 2006,” said Paul Stebbins, Chairman and Chief Executive Officer.

FIRST QUARTER FINANCIAL HIGHLIGHTS

($ in thousands, except per share data)

	Quarter Ended March 31,
	2006	2005
Revenue	$2,534,006	$1,774,586
Income from operations	$19,953	$8,723
Net income	$14,978	$7,382
Diluted earnings per share	$0.52	$0.31

- Continued -

WORLD FUEL SERVICES CORPORATION REPORTS

RECORD QUARTERLY EARNINGS

Continued

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the marketing and sale of marine, aviation and land fuel products and related services. World Fuel Services provides fuel and related services at more than 2,500 airports, seaports and tanker truck loading terminals worldwide. With 42 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers are primarily petroleum distributors. For more information, call (305) 428-8000 or visit http://www.wfscorp.com.

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

TABLES FOLLOW

WORLD FUEL SERVICES CORPORATION REPORTS

RECORD QUARTERLY EARNINGS

WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(UNAUDITED - IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended March 31,
	2006	2005
Revenue	$2,534,006	$1,774,586
Cost of sales	2,484,261	1,739,075

Gross profit	49,745	35,511

Operating expenses:
Compensation and employee benefits	18,744	16,734
Provision for bad debts	508	2,491
General and administrative	10,540	7,563

	29,792	26,788

Income from operations	19,953	8,723
Other expense, net	(28)	(310)

Income before income taxes	19,925	8,413
Provision for income taxes	5,116	944

	14,809	7,469
Minority interest in (loss) income of consolidated subsidiaries	(169)	87

Net income	$14,978	$7,382

Basic earnings per share	$0.56	$0.33

Basic weighted average shares	26,963	22,410

Diluted earnings per share	$0.52	$0.31

Diluted weighted average shares	28,642	23,941

- Continued -

WORLD FUEL SERVICES CORPORATION REPORTS

RECORD QUARTERLY EARNINGS

WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED - IN THOUSANDS)

	As of
	March 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$149,677	$133,284
Short-term investments	10,000	10,000
Accounts and notes receivable, net	758,513	688,129
Inventories	44,145	35,802
Prepaid expenses and other current assets	105,011	81,095

Total current assets	1,067,346	948,310

PROPERTY AND EQUIPMENT, NET	13,925	11,579

OTHER ASSETS	58,538	54,112

	$1,139,809	$1,014,001

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$5	$737
Accounts payable	617,140	534,064
Customer deposits	51,017	23,776
Payables related to derivative contracts	41,253	23,637
Accrued expenses	36,562	53,342

Total current liabilities	745,977	635,556

LONG-TERM LIABILITIES	25,108	25,098

STOCKHOLDERS’ EQUITY	368,724	353,347

	$1,139,809	$1,014,001